Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries, Inc. Announces Appointment of Chairman of the Board of Directors

January 6, 2017	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced the appointment of Michael J. Ellsworth as the Chairman of the Company’s Board of Directors, effective January 5, 2017.

Mr. Ellsworth has served as a director of the Company since April 2006. Mr. Ellsworth served as Chief Operating Officer and advisor to the Board of Directors of ADE Corporation, Westwood, Massachusetts (“ADE”), from 1993 to 1997. ADE is a semiconductor metrology and instrumentation company. After retirement from active management in 1997, he continued to serve as a Vice President and an advisor to ADE’s Board of Directors until 2001. Mr. Ellsworth also served as President, CEO and Director of Electro Scientific Industries from 1987 to 1992. Electro Scientific Industries is a microelectronics and semiconductor capital equipment corporation. He is presently Chairman of Motion Optics Corporation, a privately held semiconductor equipment company, and also works as a consultant to the semiconductor industry through his firm, Kinetic Technologies, Inc. where he serves as the President.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer segment and the Measurement segment. For the Balancer segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE: 2765 NW NICOLAI ST.• PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258